UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 23, 2010

SOLAR THIN FILMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-13549	95-4359228
(State or other jurisdiction)	(Commission File Number)	(IRS Employer Identification No.)

116 John Street, Suite 1120, New York, New York 10038
Telephone No.: (212) 629-8260
(Address and telephone number of Registrant's principal
executive offices and principal place of business)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01:  Entry into Material Definitive Agreements

On November 23, 2010, we entered into employment agreements with three members of our senior management—Robert M. Rubin, Our Board  Chairman and Chief  Executive Officer, Gary Maitland, Esq. , our Board Secretary, Senior Vice President and General Counsel and Harry Shufrin, a Board Member and our  Chief Financial Officer.  Each of these contracts is for a term of three years but is subject to review at one year intervals.  Mr. Rubin’s agreement provides that he will receive a salary of $180,000 per year plus 20,000 shares of our Series C Preferred stock.   Mr. Maitland’s agreement provides that he will receive a salary of $120,000 plus 20,000 shares of our Series C Preferred Stock.  Mr. Shufrin’s agreement provides that he will receive a salary of $120,000 plus 20,000 shares of our Series C Preferred Stock.

Item 1.02:  Termination of a Material Definitive Agreement

We have reached an agreement with 2Cor9 not to proceed with our July 21, 2010 Stock Purchase Agreement and to explore a Joint Venture arrangement for the creation of solar farms instead. On November 22, 2010 we received a notice of termination from the principals of 2Cor9 Energy, LLC and on November 23, 2010 we agreed to rescind the agreement. We will continue to explore possible joint ventures for the development of solar farms and power projects with 2 COR 9.

Item 8.01: Other Events

On November 28, 2010 we signed a letter of Intent with One Globe Renewables, LLC of Colorado to enter into a formal joint venture agreement for the development, financing, construction and syndication of solar power projects in the United States and elsewhere.

Preliminary talks are underway in Israel, Canada, Europe and elsewhere to form joint ventures similar to the one being negotiated with One Globe Renewables, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Solar Thin Films, Inc.

Date: November 29, 2010	By:	/s/ Harry Shufrin
Harry Shufrin, CFO